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                                                                     Exhibit 2.2

                                  Consent Agreement



    This Consent Agreement dated March 5, 1997 is entered into between Crop Growers Corporation, a Delaware corporation (the "Company"), and Fireman's Fund Insurance Company, a California corporation (the "Investor").

    The Company and the Investor are parties to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated July 10, 1996. The Company, the Investor and John J. Hemmingson ("Hemmingson") are parties to a Right of First Offer and First Refusal Agreement dated September 23, 1996 (the "Hemmingson Agreement"). The Company, the Investor and Gary A. Black ("Black") are parties to a Right of First Offer and First Refusal Agreement dated September 23, 1996 (the "Black Agreement").

    Pursuant to the Hemmingson Agreement and, in the view of the Investor, pursuant to the Black Agreement, the Investor has been given the right of first refusal with respect to a pending sale by Hemmingson of 1,145,703 shares of Company common stock and by Black of 681,774 shares of Company common stock. Such 1,145,703 shares and 681,774 shares of Company common stock are herein collectively called the "Shares."

    The Company has determined that it is in the best interests of it and its stockholders to give its consent to the Investor's exercise of its right of first refusal as to the Shares on the terms and conditions stated in this Agreement.

    NOW, THEREFORE, the parties hereby agree as follows

    1. Consent. (a) The Company hereby consents, to the extent necessary, to the Investor's purchases (the "Purchases") of up to (i) 1,145,703 shares of Company common stock from Hemmingson and (ii) 681,774 shares of Company common stock from Black. Without limiting the generality of the foregoing consent, it shall be deemed given under (i) Section 5.2 of the Stock Purchase Agreement,
(ii) Section 4.3 of the Separation Agreement dated September 23, 1996 between the Company and Hemmingson and (iii) Section 203 of the Delaware General Corporation Law.

    (b) The Company hereby represents and warrants that its Board of Directors has approved the Purchases.

    2.   Voting; Tender.

    (a) With respect to any vote or consent of stockholders of the Company with respect to (or tender offer approved by the Board of Directors ("Approved Tender"), the consummation of which would constitute) any Acquisition Transaction taken on or before December 31, 1997, the Investor agrees to vote (or give a consent with respect to or tender in an Approved Tender, as the case may be), and to cause its Affiliates to vote (or give a consent with respect to or tender in an Approved Tender, as the case may be), the Excess Shares in the manner stated in Section 2(c).

    (b) "Acquisition Transaction" means any (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other

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disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issue, sale or other disposition of (including without limitation, by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any Person shall acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any Group shall have been formed which has Beneficial Ownership or has the right to acquire Beneficial Ownership, of 15% or more of the outstanding shares of common stock of the Company, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or any of its subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions. "Excess Shares" means the number of shares of Company common stock, if any, owned or controlled by the Investor or any of its Affiliates whose voting power, together with the voting power of all Voting Stock owned or controlled by the Investor or any of its Affiliates, exceeds the greater of (i) 1,742,593 votes (as the shares of the Company's Voting Stock is constituted on the date hereof, as adjusted for any stock split, stock dividend, combination, reverse stock split or recapitalization effected after the date of this Agreement) and (ii) 20% of the voting power of all Voting Stock outstanding at the time of such vote or consent. "Beneficial Ownership," "Affiliate" and "Group" have the meanings stated in Regulation 13D-G under the Securities Exchange Act of 1934, as amended. "Voting Stock" means any stock or other security that has the right, irrespective of contingent events or conditions, to vote on or consent to a particular Acquisition Transaction. A "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated association or entity of any kind.

    (c) For the period specified in Section 2(a), the Investor will vote (or give consents with respect to or tender in an Approved Tender, as the case may
be) and cause its Affiliates to vote (or give consents with respect to or tender in an Approved Tender, as the case may be), or abstain or refrain from voting (or giving consents with respect to or tendering in an Approved Tender, as the case may be) and cause its Affiliates to abstain or refrain from voting (or giving consents with respect to or tendering in an Approved Tender, as the case may be), the Excess Shares with respect to any Acquisition Transaction in the same proportions as the shares held by all Non-Interested Stockholders. "Non-Interested Stockholders" means the stockholders of the Company, other than the Investor and "interested stockholders" of the Company, as such term is defined in Section 203 of the Delaware General Corporation Law (an "Interested Stockholder") .

    (d) The restrictions of this Section 2 shall (i) not apply to any Acquisition Transaction with, or proposed by, any Person or Group that, after the date hereof, becomes an Interested Stockholder of the Company without the prior or concurrent approval of the Board of Directors of the Company and (ii) terminate (to the extent not already expired under Section 2(a)) at the time, if any, when any Person or Group publicly announces an intention to make or makes or commences a tender or exchange offer, other than a tender or exchange offer which has been approved by the Board of Directors of the Company on or before the earliest to occur of such announcement, making or commencement, for more than 15% of the outstanding common stock of the Company.

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    (e)  It is expressly understood that nothing in this Section 2, nor any other understanding between the Company and the Investor, shall restrict the Investor in voting, giving consent with respect to or tendering in an Approved Tender, as the case may be (or not voting, giving consent with respect to or tendering in an Approved Tender, as the case may be) any stock it holds in the Company from time to time other than the Excess Shares.

    3. Amendment of Standstill. Section 5.2 of the Stock Purchase Agreement is hereby amended by adding at the end thereof the following:

    Notwithstanding anything to the contrary in this Section 5.2, the restrictions of this Section 5.2 will immediately terminate (to the extent not terminated theretofore pursuant to the terms of this Section 5.2) at the time, if any, when any person or group (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) publicly announces an intention to make or makes or commences a tender or exchange offer, other than a tender or exchange offer which has been approved by the Board of Directors of the Company on or before the earliest to occur of such announcement, making or commencement, for more than 15% of the outstanding common stock of the Company.

    4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

    (a) Organization and Qualifications. The Company and each subsidiary of the Company is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority, and all governmental permits, approvals and other authorizations necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such exceptions as would not, individually or in the aggregate, have a material adverse effect on the assets, properties, liabilities, obligations, financial condition, results of operations or business (a "Material Adverse Effect") on the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect").

    (b) Authority Relative to This Consent Agreement. The Company has all necessary corporate power and authority to execute and deliver this Consent Agreement and to perform its obligations hereunder. The execution and delivery of this Consent Agreement by the Company have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company is necessary to authorize this Consent Agreement. This Consent Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Investor, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles.

    (c)  No Conflict; Required Filings and Consents.

         (i) The execution and delivery of this Consent Agreement by the Company does not, and the performance of its obligations hereunder by it will not, (A) conflict with or violate the certificate of incorporation or bylaws of the Company or any of its subsidiaries, (B) subject to the making of the filings and obtaining the approvals identified herein,

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    conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (C) conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner materially adverse to the Company or its subsidiaries of any material right or benefit under, give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, whether written or oral (collectively, a "Contract"), to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any property or asset of the Company or any subsidiary is bound or affected.

         (ii) The execution and delivery of this Consent Agreement by the Company does not, and the performance of its obligations hereunder by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local governmental or regulatory agency, authority or instrumentality, whether domestic or foreign ("Governmental Entity") except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act (the "HSR Act").

    5.   Representations and Warranties of the Investor.

    (a) Organization and Qualifications. The Investor is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Investor and its subsidiaries, taken as a whole (an "Investor Material Adverse Effect").

    (b) Authority Relative to This Consent Agreement. The Investor has all necessary corporate power and authority to execute and deliver this Consent Agreement and to perform its obligations hereunder. The execution and delivery of this Consent Agreement by the Investor have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Investor is necessary to authorize this Consent Agreement. This Consent Agreement has been duly and validly executed and delivered by the Investor and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles.

    (c)  No Conflict; Required Filings and Consents.

         (i) The execution and delivery of this Consent Agreement by the Investor does not, and the performance of its obligations hereunder by it will not, (A) conflict with or violate the certificate of

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    incorporation or bylaws of the Investor, (B) subject to the making of the filings and obtaining the approvals identified herein, conflict with or violate any Laws applicable to the Investor or by which any property or asset of the Investor is bound or affected, or (C) conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner materially adverse to the Investor of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Investor pursuant to, any Contract to which the Investor is a party or by which the Investor or any property or asset of the Investor is bound or affected.

         (ii) The execution and delivery of this Consent Agreement by the Investor does not, and the performance of its obligations hereunder by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of (1) the insurance company holding laws of certain states and (2) the HSR Act.

    6.   Miscellaneous.

    (a) Amendments and Waivers. This Consent Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, in its sole election, solely as to itself and not as to any other party hereto, only by an instrument in writing, waive compliance by another party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

    (b) Entire Agreement. This Consent Agreement, the Stock Purchase Agreement dated July 10, 1996, the Acquisition Agreement of even date herewith and the Letter of Intent re Revolving Credit Working Capital Facility of even date herewith, each between the Investor and the Company, contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby. This Consent Agreement is not intended to confer upon any other person any rights or remedies hereunder.

    (c) Applicable Law. This Consent Agreement shall be exclusively governed by and construed in accordance with the internal laws of the State of Delaware without regard to its rules of conflicts of laws.

    (d) Expenses. All expenses incurred by each party will be borne by the party incurring such expenses.

    (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Consent Agreement.

    (f) Counterparts. This Consent Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

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    (g)  Successors and Assigns.  This Consent Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Consent Agreement may not be assigned by any party without prior consent of all parties hereto.

    (h) Binding Effect. This Consent Agreement shall, subject to the terms and conditions hereof, be in all respects binding upon each of the Company and the Investor from and after the date hereof.

    IN WITNESS WHEREOF, the parties hereto have executed this Consent
Agreement.

                        CROP GROWERS CORPORATION


                        By:/s/Lawrence T. Martinez
                              Name:  Lawrence T. Martinez
                              Title: Chief Executive Officer


                        FIREMAN'S FUND INSURANCE COMPANY


                        By:/s/Harold N. Marsh, III
                              Name:  Harold N. Marsh, III
                              Title: Senior Vice President and
                                            Treasurer